EXHIBIT 99.1

LITHIA MOTORS OPENS SECOND AND THIRD L2 AUTO CENTERS
IN AMARILLO AND LUBBOCK, TEXAS

MEDFORD, OR. February 20th, 2008 (4:30 pm, EST) – Lithia Motors, Inc. (NYSE: LAD) the country’s eighth-largest automotive dealership group, today announced the Grand Opening of its second L2 Auto facility in Amarillo, Texas, and its third L2 Auto facility in Lubbock, Texas. The new stores represent the commitment of the Medford, Oregon based auto retailer to the L2 Auto model. Cost for the new facilities and land are approximately $6 - $8 million each, with a building footprint of approximately 29,000 square feet. L2 Auto Lubbock sits on eight acres, and L2 Auto Amarillo is on a five-acre parcel. They are the second and third used-vehicle-only stores to be launched by parent company Lithia Motors, Inc. The new stores opened for operations on December 14th, 2007 for Amarillo, and December 20th 2007 for Lubbock; and enjoyed their official Grand Opening ceremonies in late January.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “Our customers have responded with approval and excitement to our first L2 Auto Store in Loveland, Colorado. The customer traffic is better than we predicted at the Texas stores, and sales are very encouraging. People feel good about our process and how it helps them buy a used vehicle or sell us their vehicle. From their on-site or online search; to the negotiation-free pricing; to the easy close of the deal; to the firm bid to sell us their car we know we will be seeing L2 Auto customers again and again for years to come. We look forward to the future of these wonderful stores, and the success they will bring the entire L2 Auto and Lithia organizations,” concluded Mr. DeBoer.

About Lithia
Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 28 brands of new and all brands of used vehicles at 110 stores which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com , or through the recently launched www.L2Auto.com . Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,323 new and used vehicles and had $3.23 billion in total revenue in 2007. Lithia is publicly traded (NYSE: LAD) and is available on the web at www.Lithia.com.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include the future sales performance and customer response.